OPERATING AGREEMENT

OF

BENCHMARK REAL ESTATE INVESTMENT FUND, LLC

a Delaware limited liability company,

doing business as

BENCHMARK REAL ESTATE FUND

THE INTERESTS REPRESENTED HEREBY (THE “INTERESTS”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE INTERESTS ARE BEING OFFERED AND SOLD PURSUANT TO REGULATION A OF THE SECURITIES ACT AND PURSUANT TO RULES THEREUNDER.

THERE IS NO OBLIGATION ON THE ISSUER TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT. A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

ARTICLE 11 OF THE OPERATING AGREEMENT PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE INTERESTS.

THIS OPERATING AGREEMENT is made and entered into effective as of December 31, 2021, by and among BENCHMARK REAL ESTATE INVESTMENT FUND, LLC, a Delaware limited liability company doing business as BENCHMARK REAL ESTATE FUND, Benchmark Capital Management II, LLC, a Michigan limited liability company as Manager and JosephArden Enterprises, LLC, a Michigan limited liability company as Class B Member and the several persons whose names and addresses are set forth in Exhibit “1” attached hereto and incorporated herein by reference, and whose signatures appear herein or by a separate joinder instrument, and any other Person who shall hereafter execute this Agreement as a Member of the Company.

W I T N E S S E T H

WHEREAS certain persons, wishing to become Members of a limited liability company called BENCHMARK REAL ESTATE INVESTMENT FUND, LLC (hereafter “BENCHMARK REAL ESTATE FUND” (the “Company”)) under and pursuant to the Delaware Limited Liability Company Act caused Articles of Organization to be executed and filed with the Delaware Secretary of State on November 10, 2015; and

WHEREAS the parties agree that their respective rights, powers, duties and obligations as Members of the Company, and the management, operations, and activities of the Company, shall be governed by this Operating Agreement (“Agreement”) of BENCHMARK REAL ESTATE FUND, and

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that the foregoing recitals shall be, and are, incorporated into this Agreement as if repeated in their entirety below, and it is further agreed as follows:

In consideration of the mutual terms, covenants, and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

definitions

1.1.1 Certain Definitions Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1.

1.1.2 “Act” means the provisions of the Delaware Code, Title 6, Chapter 18 (the Delaware Revised Uniform Limited Liability Company Act) (the “Act”), as from time to time in effect in the State of Delaware, or any corresponding provision or provisions of any succeeding or successor law of such State. The Act shall govern the rights and obligations of, and the relationships among, the Members except as modified by the provisions of this Agreement provided, however, that in the event that any amendment to the Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the Act as so amended or by such succeeding or successor law, as the case may be, the term “Act” shall refer to the Act as so amended or to such succeeding or successor law only after the appropriate election by the Company, if made, has become effective.

1.1.3 “Affiliate” of a Member or Manager means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, means with respect to a corporation, limited liability company, limited life company or limited duration company (collectively, “limited liability company”), the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, estate, association or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.1.4 “Agreement” means this Operating Agreement of BENCHMARK REAL ESTATE INVESTMENT FUND, LLC, doing business as BENCHMARK REAL ESTATE FUND as originally executed and as amended, modified, or supplemented from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

1.1.5 "Assignee" means any transferee of a Member's Interest who has not been admitted as a Member of the Company in accordance with Article 11.

1.1.6 “Bankruptcy” means, with respect to a Member: (i) such Member makes an assignment for the benefit of creditors; (ii) such Member files a voluntary petition for bankruptcy; (iii) such Member is adjudged as bankrupt or insolvent, or has entered against him or it an order for relief, in any bankruptcy or insolvency proceeding; (iv) such Member files a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any proceeding of a nature described in this Subsection 1.1.6; (vi) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member of all or any substantial part of his or its assets; or (vii) one hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without the Member's consent or acquiescence of a trustee, receiver or liquidator of the Member of all or any substantial part of his or its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

1.1.7 "Capital Account" means an account established and maintained (in accordance with, and intended to comply with, Income Tax Regulations Section 1.704-1(b)) for each Member pursuant to Section 8.5 hereof.

1.1.8 "Capital Contributions" means the contributions made by the Members to the Company pursuant to Section 8.1, Section 8.2, or Section 8.3 hereof and, in the case of all the Members, the aggregate of all such Capital Contributions.

1.1.9 "Certificate of Formation" means the Articles of Organization of this Company filed with the Delaware Secretary of State, Division of Corporations on November 10, 2015.

1.1.10 "Class A Interests and Members” Class A Members are persons accepted into the Company as owners of Class A Interests and are identified as such in Exhibit “1”. There shall be Fifty Million (50,000,000) Class A Interests each representing an original Capital Contribution of One and 00/100 Dollars ($1.00) for an aggregate of Fifty Million and 00/100 Dollars ($50,000,000.00). Capital Contributions shall be payable in accordance with the written Subscription Agreement between the Company and the Class A Members. The aggregate equity of the Class A Interests is eighty-five percent (85%) of the Company, which shall not be reduced under any circumstances without the consent of the Class A Members.

1.1.11 "Class B Interest” means an Interest that is held by a Class B Member and is identified as such in Exhibits “1” and “2”. There shall be One Thousand (1,000) Class B Interests, each representing a Capital Contribution of One and 00/100 Dollars ($1.00) for a total of One Thousand and 00/100 Dollars ($1,000.00). The Class B Interests are entitled to a fifteen percent (15%) Interest of the Company.

1.1.12 "Code" means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law and, to the extent applicable, the Income Tax Regulations.

1.1.13 "Company" means BENCHMARK REAL ESTATE INVESTMENT FUND, LLC, a Delaware limited liability company, doing business as BENCHMARK REAL ESTATE FUND.

1.1.14 “Distributable Cash" means, for each Fiscal Quarter, the GAAP (Generally Accepted Accounting Principles) Profits from Company operations less (only to the extent not yet included in the adjustments made to determine the GAAP Profits for such Fiscal Quarter) the following to the extent paid, accrued or set aside by the Company: (a) all principal payments on indebtedness of the Company and all other sums paid by the Company to lenders; (b) all capital expenditures of the Company's business, including but not limited to, any real estate purchase commitments and commitments for any Financing Receivable; (c) such Reserves as the Manager deems reasonably necessary for the proper operation of the Company's business; (d) Cash Available for Redemption; and (e) fees payable to the Manager under Article 5.

1.1.15 "Income Tax Regulations" means, unless the context clearly indicates otherwise, the regulations in force as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code, and any successor regulations.

1.1.16 "Manager" means Benchmark Capital Management II, LLC who is elected as a Manager of the Company pursuant to Section 5.5 or Section 5.6 of this Agreement.

1.1.17 "Member" means any Person who (i) is one of the original Members of the Company which are parties to this Agreement and listed as such in Exhibit “1”, or (ii) has been admitted to the Company as a Member in accordance with the Act and this Agreement, and (iii) has not ceased to be a Member for any reason.

1.1.18 “Net Capital Event Proceeds” means, with respect to any fiscal period, the amount of net proceeds from receipt of funds derived from the sale of an asset held for more than one year. Net Capital Event Proceeds shall not include any profits that are tax deferred as a result of exchanges under IRC Section 1031 or investments in Opportunity Zones that have the effect of deferring taxes.

1.1.19 "Percentage Interest" means the allocable interest of each Member in the income, gain, loss, deduction, or credit of the Company, as set forth in Exhibit “2”, attached hereto and incorporated herein by reference, as amended from time to time. Percentage Interest includes the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to participate in the Company's income or losses, Distributable Cash and any and all rights and benefits to which a Member may be entitled pursuant to this Agreement and under the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act.

1.1.20 "Person" means a natural person or any partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, limited life company, limited duration company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity.

1.1.21 “Real Estate Asset” means either unimproved land, land having in place improvements or “Financing Receivables” consisting of Promissory Notes secured by real property.

1.1.22 "Reserves" means the reasonable reserves established and maintained from time to time by the Manager, in amounts reasonably considered adequate and sufficient from time to time by the Manager to pay taxes, fees, insurances or other costs and expenses, and including reserves for loan impairment, reserves for real estate value impairment or any other reserves incident to the Company's business.

1.1.23 "Secretary of State" means the Secretary of State of the State of Delaware.

Section 1.2 Forms of Pronouns; Number; Construction. Unless the context otherwise requires, as used in this Agreement, the singular number includes the plural and the plural number may include the singular. The use of any gender shall be applicable to all genders. Unless otherwise specified, references to Articles, Sections or Subsections are to the Articles, Sections, and Subsections in this Agreement. Unless the context otherwise requires, the term "including" shall mean "including, without limitation."

ARTICLE 2

the company

Section 2.1 Name. The name of the Company shall be Benchmark Real Estate Investment Fund, LLC, doing business as Benchmark Real Estate Fund.

Section 2.2 Purpose of the Company. The Company is organized for the following objects and purposes: The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act, which shall include, but not be limited to, engaging in mortgage brokering, lending, and servicing, buying, selling, assigning and/or transferring Financing Receivables, and taking all necessary and appropriate actions to collect and enforce against the same, acquiring, retaining, managing, improving, selling, assigning and/or transferring real estate and interests therein, incurring indebtedness, borrowing or lending monies from or to one or more sources, including Affiliates, and engaging in any other lawful act or activity for which a limited liability company may be organized under the Act.

The Company intends to engage in deploying its capital for approximately five (5) years then commence an orderly termination of operations and final distributions.

Section 2.3 Term. The Company shall continue in existence in perpetuity from the date of filing of its Certificate of Formation with the Delaware Secretary of State, unless earlier dissolved pursuant to the Act or Section 13.1 of this Agreement. The Company intends to commence an orderly liquidation of its assets in approximately five (5) years from its first acquisition of assets.

ARTICLE 3

OFFICES

Section 3.1 Registered Office. The registered office of the Company in Delaware required by the Act shall be as set forth in the Company's Certificate of Formation until such time as the registered office is changed in accordance with the Act.

Section 3.2 Principal Executive Office. The principal executive office for the transaction of the business of the Company shall be fixed by the Manager within or without the State of Michigan.

Section 3.3 Other Offices. The Manager may at any time establish other business offices within or without the State of Michigan.

ARTICLE 4

MEMBERS; LIMITED LIABILITY OF MEMBERS; CLASSES; INTERESTS OF MEMBERS; CERTIFICATES; VOTING RIGHTS; MEETINGS OF MEMBERS

Section 4.1 Members. Each of the parties to this Agreement, and each Person admitted as a Member of the Company pursuant to the Act and Section 11.2 of this Agreement, shall be Members of the Company until they cease to be Members in accordance with the provisions of the Act, the Certificate of Formation, or this Agreement. Upon the admission of any new Member, Exhibits “1” and “2”, attached hereto, shall be amended accordingly.

Section 4.2 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

Section 4.3 Nature of Membership Interest; Agreement Is Binding upon Successors. The Interests of Members in the Company constitute their personal estate. No Member has any interest in any specific asset or property of the Company. In the event of the death or legal disability of any Member, the executor, trustee, administrator, guardian, conservator, or other legal representative of such Member shall be bound by the provisions of this Agreement, including without limitation Section 11.1, Section 11.2 and Section 11.3. If a Member who is not a natural person is dissolved or terminated, the successor of such Member shall be bound by the provisions of this Agreement, including without limitation Section 11.1, Section 11.2 and Section 11.3.

Section 4.4 Certificates Evidencing Interests. The Company does not intend to issue certificates to the Members for their interests in the Company. The Company reserves the right to issue to every Member of the Company a certificate signed by the Manager of the Company specifying the Interest of such Member. If a certificate for registered interests is worn out or lost, it may be renewed on production of the worn-out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of the Manager.

Section 4.5 Classes of Members. The Company shall have two (2) classes of Members: Class A Members and Class B Members. Each such class of Members shall have the rights, powers, duties, obligations, preferences, and privileges set forth in this Agreement. The names of the Members, respectively, shall be set forth in Exhibit “1”, attached hereto and incorporated herein by reference, as amended from time to time. A Class B Member may also be a Class A Member.

Section 4.6 Class A Members. Are entitled to eighty-five percent (85%) of profits as set forth in Section 1.1.10 and shall be entitled to a return of their positive Capital Account balances upon a dissolution and liquidation of the Company in accordance with Article 13.

Section 4.7 Voting Rights.

4.7.1 Except as may otherwise be provided in this Agreement, the Act, or the Certificate of Formation, each of the Members hereby waives his or its right to vote on any matters other than as set forth in this Section 4.7.

4.7.2 In accordance with Section 19.2, the affirmative vote of a majority of the Class B Percentage Interests shall be required to:

(A)                       adopt clerical or ministerial amendments to this Agreement;

(B)                       approve a sale of substantially all the assets of the Company as authorized by Article 13 of this agreement;

(C)                       approve indemnification of any Manager, Member, or officer of the Company as authorized by Article 14 of this Agreement; and

(D)                       appoint a Liquidating Trustee in accordance with Subsection 13.2.1.

4.7.3 The following actions require a majority vote of the Class B members and a majority of the Class A Members voting as a single class:

(A)                      authorize or approve a fundamental change in the business of the Company;

(B)       modify the number of Class A Interests after issuance, alter the Percentage Interest of the Class A Interests after issuance or alter the capital contribution required for each Class A Interest once any Class A Interests have been issued; and

(C) to approve any Loans to a Manager or any guarantee of a Manager's personal obligations, in accordance with Article 17.

4.7.4 Unless a Record Date for voting purposes has been fixed as provided in Section 4.13 of this Agreement, only Persons whose names are listed as Members on Exhibit 1 of this Agreement of the Company at the close of business on the business day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day immediately preceding the day on which the meeting of Members is held shall be entitled to receive notice of and to vote at such meeting, and such day shall be the Record Date for such meeting. Any Member entitled to vote on any matter may cast part of the votes in favor of the proposal and refrain from exercising the remaining votes or vote against the proposal (other than for election or removal of a Manager), but if the Member fails to specify the Interests such Member is voting affirmatively, it will be conclusively presumed that the Member's approving vote is with respect to all votes such Member is entitled to cast. Such vote may be a voice vote or by ballot; provided, however, that all votes for election or removal of a Manager must be by ballot upon demand made by a Class B or Class A Member at any meeting at which such election or removal is to be considered and before the voting begins.

4.7.5 Without limiting the preceding provisions of this Article 4.7, no Person shall be entitled to exercise any voting rights as a Member until such Person (i) shall have been admitted as a Member pursuant to Article 11.2, and (ii) shall have paid the Capital Contribution of such Person in accordance with Article 8.1.

Section 4.8 Place of Meetings. All meetings of the Members shall be held at any place within or without the State of Michigan that may be designated by the Manager. In the absence of such designation, Members' meetings shall be held at the principal executive office of the Company. Meetings may be held virtually, by telephonic, internet or other similar means.

Section 4.9 Meetings of Members. Meetings of the Members for the purpose of taking any action permitted to be taken by the Members may be called by any Manager, or by any Member. Upon request in writing that a meeting of Members be called for any proper purpose, the Manager forthwith shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the Person or Persons calling the meeting, not less than ten (10) days nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Member entitled to vote not less than ten (10) days nor more than sixty (60) days before the meeting. Such notices shall state:

4.9.1 The place, date, and hour of the meeting;

4.9.2 Those matters which the Manager, at the time of the mailing of the notice, intend to present for action by the Members; and

4.9.3 The names of the Manager intended at the time of the notice to be presented for election by the Class B Members.

Section 4.10 Quorum. The presence at any meeting in person or by proxy of Members holding not less than a majority of the Percentage Interests of the class or classes entitled to vote at such meeting shall constitute a quorum for the transaction of business. This section shall not be interpreted to alter the votes required by this Agreement.

Section 4.11 Waiver of Notice. The actions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. The waiver of notice, consent, or approval need not specify either the business to be transacted or the purpose of any regular or special meeting of the Members, except that if action is taken or proposed to be taken for approval of any of those matters specified in Subsection 4.7.2, Subsection 4.7.3, and Subsection 4.7.4, inclusive, of this Agreement, the waiver of notice, consent, or approval shall state the general nature of such proposal. All such waivers, consents or approvals shall be filed with the Company's records and made a part of the minutes of the meeting. Attendance of a Member at a meeting shall also constitute a waiver of notice of and presence at such meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

Section 4.12 Action by Members Without a Meeting. Any other action which, under any provision of the Act or the Certificate of Formation or this Agreement that may be taken at a meeting of the Members, may be taken without a meeting, and without notice except as hereinafter set forth. If a consent in writing, setting forth the action so taken, is signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company's records. Unless the consents of all Members entitled to vote have been solicited in writing, then (i) notice of any proposed Member approval without a meeting by less than unanimous written consent shall be given to those Members entitled to vote who have not consented in writing at least five (5) days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent to those Members entitled to vote who have not consented in writing.

Any Member giving a written consent, or the Member's proxyholders, or a personal representative of the Member or their respective proxyholders, may revoke the consent by a writing received by the secretary prior to the time that written consents of the number of votes required to authorize the proposed action have been filed with the secretary, but may not do so thereafter. Such revocation is effective upon its receipt by the secretary or, if there shall be no person then holding such office, upon its receipt by any other officer or Manager of the Company.

Section 4.13 Record Date. The Manager or, if there be no Manager then in office, the Members may fix a time in the future as a Record Date (the “Record Date”) for the determination of the Members entitled to notice of and to vote at any meeting of Members or entitled to give consent to action by the Company in writing without a meeting, to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights with respect to any change, conversion or exchange of interests. The Record Date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a Record Date is so fixed, only Members of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any interests on the books of the Company after the Record Date, except as otherwise provided by statute or in the Certificate of Formation or this Agreement.

If the Manager or the Members, as the case may be, do not so fix a Record Date, then (i) the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day immediately preceding the day on which notice is given or, if notice is waived, at the close of business on the business day immediately preceding the day on which the meeting is held, and (ii) the Record Date for determining Members entitled to give consent to Company action in writing without a meeting shall be the day on which the first written consent is given.

Section 4.14 Resignation and Withdrawal of Members. No Member may resign or withdraw as a Member prior to the dissolution and winding up of the Company or without the consent of the Manager.

Section 4.15 Members May Participate in Other Activities. Each Member of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Member, acting in the capacity of a Member, shall be obligated to offer to the Company or to the other Members any opportunity to participate in any such other business venture. Neither the Company nor the other Members shall have any right to any income or profit derived from any such other business venture of a Member or Affiliate. A Class B Member or Manager may engage in incidental use of the Company’s computers, communication systems, or internet facilities for other business activities so long as such usage has no material impact upon the Company’s facilities and equipment.

Section 4.16 Members Are Not Agents. Pursuant to Article 5.1 of this Agreement, the management of the Company is vested in the Manager. The Members shall have no power to participate in the management of the Company except as expressly authorized by the Act, this Agreement, or the Certificate of Formation. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose. Any attempt to do so is null and void.

Section 4.17 Transactions of Members with the Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Manager, a Member may lend money to and transact other business with the Company, such as providing services for compensation. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

Section 4.18 Loans by Members to the Company. Without limiting Section 4.15, no Member shall be obligated to lend money to the Company. No Member may lend money to the Company without the prior approval of the Manager. Any loan by a Member to the Company with the required approval of the Manager shall be separately entered on the books of the Company as a loan to the Company and not as a Capital Contribution, shall bear interest at such commercially reasonable rate as may be agreed upon by the lending Member and the Manager, and shall be evidenced by a promissory note containing commercially reasonable terms duly executed by the Manager.

Section 4.19 General Prohibition on Withdrawal. No Member may have the right to voluntarily or involuntarily withdraw, resign or otherwise disassociate (a "Withdrawal" or to "Withdraw") or receive a return of its Capital Contribution from the Company for a period of five (5) years from the Unit Issue Date (the "Five Year Term") applicable to said Member except on the prior written consent of the Manager and as provided in Section 4.20, Section 4.21, Section 4.22 or Section 4.23 hereto. Any Withdrawal for which no consent has been given, or which is not permitted under said aforementioned Sections, shall be null and void and of no effect whatsoever.

Section 4.20 Permitted Withdrawal and Redemption Requests. After the Five-Year Term, a Member may request that the Company redeem a maximum of one hundred fifty (150) Units from said Member per Fiscal Year. In the event a Member desires redemption under this Section 4.20 and qualifies for the same, said Member ("Redeeming Member") shall submit a written request ("Redemption Request") to Withdraw and for the Company to redeem said Member's Units up to maximum of one hundred fifty (150) Units per Fiscal Year. (The Redemption Request shall be in a form provided by the Manager from time to time.) The Redemption Request shall specify the number of Units ("Request Units") to be redeemed, provided, however, that for the avoidance of doubt, a Member may only request the redemption of Units that have been issued and outstanding for longer than the Five-Year Term. The Redemption Request shall be effective in the Fiscal Quarter after said Request is actually received by the Company; redemptions will be closed at the end of a Fiscal Quarter, and Members must have delivered a completed Redemption Request to the Manager no later than the last day of the prior Fiscal Quarter in order to be eligible to participate in a redemption in the current Fiscal Quarter. Notwithstanding anything else contained herein to the contrary, the Company's ability to meet Redemption Requests is wholly contingent upon the sufficiency and availability of Cash Available for Redemption, and the process by which the Company will meet the Redemption Requests is provided for in Section 4.21 and below. The Manager shall at its sole discretion establish a redemption price (the “Redemption Price”), which may be at a discount to the then current liquidation value.

Section 4.21 Redemption Requests; Sufficient Cash Available for Redemption. To the extent there is sufficient and available Cash Available for Redemption, as determined by the Manager in its sole discretion, to meet all Redemption Requests timely delivered by Redeeming Members in the prior Fiscal Quarter, the Company shall redeem the Request Units from all Redeeming Members for the Redemption Price per Unit.

Section 4.22 Redemption Requests; Insufficient Cash Available for Redemption. To the extent there is insufficient and unavailable Cash Available for Redemption, as determined by the Manager in its sole discretion, to meet all Redemption Requests timely delivered by Redeeming Members in the prior Fiscal Quarter, then the Redeeming Members, vis-a-vis each other, shall be redeemed on a pro-rata basis to the extent of Cash Available for Redemption. Request Units for which completed Redemption Requests are received and which are not fully redeemed at the end of the subsequent Fiscal Quarter (due to insufficiency and unavailability of Cash Available for Redemption) shall have priority for redemption in the next succeeding Fiscal Quarter over those Request Units for which completed Redemption Requests are received in such next succeeding Fiscal Quarters. Priority for redemption shall be established quarter by quarter, pursuant to a "first in, first out" system on a quarterly basis. Thus, completed Redemption Requests received in the same Fiscal Quarter shall have priority over completed Redemption Requests received in subsequent Fiscal Quarters, with completed Redemption Requests received in the same Fiscal Quarter shall have pro-rata priority vis-à-vis each other.

Section 4.23 Redemption Requests Terms. Closing on the redemption of Request Units may occur electronically no later than the last Business Day of the subsequent Fiscal Quarter, and the Company shall tender cash or other readily available funds to the Redemption Members in payment of the Redemption Price for the Request Units. Upon receipt by each Redeeming Member of the Redemption Price due said Member for said Member's Request Units, said Redeeming Member shall promptly execute and deliver any documents of transfer requested by the Company to evidence such redemption. The Company may assess a reasonable processing fee ("Processing Fee") per Redemption Request. The Company may, in its discretion, assess this Processing Fee against the Redemption Price for the Request Units. Notwithstanding Section 10.1, or anything else herein, to the contrary, the Redeeming Member is not eligible to receive distributions (made pursuant to Section 10.1 or otherwise) on Request Units in the Fiscal Quarter in which said Member has been redeemed for said Request Units.

Section 4.24 Discretionary Withdrawal Requests. Prior to the expiration of the Five-Year Term, a Member may request to Withdraw from the Company and to have said Member's Units which have not been issued and outstanding for longer than the Five Year Term, redeemed by the Company by submitting a written withdrawal request ("Withdrawal Request") to the Manager, in the form to be provided by the Manager from time to time. The Manager shall, in its sole discretion, approve or disapprove the Withdrawal Request. In the event the Manager approves such Withdrawal Request, the Manager shall notify the requesting Member of the same in Writing, which Writing shall set forth the total Units to be redeemed and the total purchase price ("Withdrawal Purchase Price"), which shall be the Redemption Price for said Units less the Processing Fee and less the "Surrender Fee" (as that term is defined below), to be paid by the Company to the Member for its Units, and shall specify the closing date of such redemption. The Company shall assess a surrender fee ("Surrender Fee") against the Redemption Price per Unit as follows: a Surrender Fee of ten percent (10.0%) per Unit shall be assessed for Withdrawal Requests submitted after the one-year anniversary of the Unit Issue Date for said Units and before the five-year anniversary of the Unit Issue Date for said Units.

4.24.1 Upon receipt by the withdrawing Member of the Withdrawal Purchase Price due said Member for said Member's Units, said Member shall promptly execute and deliver any documents of transfer requested by the Company to evidence such redemption.

4.24.2 Notwithstanding Article 10.1, or anything else herein to the contrary, the withdrawing Member is not eligible to receive distributions (made pursuant to Section 10.1 or otherwise) on Units in the Fiscal Quarter in which said Member has been redeemed for said Units as provided for in this Section 4.24. Notwithstanding Article 8.5, or anything else herein, to the contrary, the withdrawing Member is not eligible to receive distributions (made pursuant to Article 10.1 or otherwise) on said redeemed Units in the Fiscal Quarter in which said Member has been redeemed for said Units as provided for in this Section 4.24.

4.24.3 The Manager may, in its sole discretion, waive the Surrender Fee with regard to a Withdrawal Request to which the Manager has consented, including, but not limited to, Withdrawal Requests submitted by an Affiliate of the Manager.

Section 4.25 Mandatory Redemptions. If as a result of a Member Withdrawal, redemption or otherwise or issuance of additional Units, the Company violates or will violate the ERISA Investor Restriction, the Manager has the right, exercisable in its sole discretion, to cause the Company to redeem outstanding Units that are then held by ERISA Investors, on a pro rata basis, as is or may be necessary to ensure that the Company does not violate the ERISA Investor Restriction. In the event the Manager determines to exercise its rights under this Section 4.25, the Manager shall give each ERISA Investor immediate written notice of said determination, and in such Writing shall advise each ERISA Investor of the number of Units to be redeemed from said Investor, the effective date of such redemption and the Redemption Price to be paid to such Investor. Upon the effective date of such redemption, the Manager shall cause the Company to tender to each ERISA Investor the Redemption Price applicable to said Investor as directed by said Investor. No Surrender Fee or Processing Fee shall be assessed on a redemption occurring pursuant to this Section.

Section 4.26 Company Option to Redeem. If a Member's Units are Transferred (the "Involuntary Transferred Units") to a Person not then a Member due to said Member's death or by any court or other judicial authority, including, but not limited to, Transfers ordered in a Bankruptcy proceeding, divorce, or as a result of garnishment, attachment or execution, the Company has the option, exercisable in its sole and exclusive discretion, to redeem all, but not less than all, of the Involuntary Transferred Units for the price and upon the terms set forth in this Section 4.26. Within thirty (30) Business Days after the date on which the Company receives written notice of the applicable event, the Company shall provide written notice of its exercise of its option to redeem to the Member, the court, and the proposed assignee and/or the successor of the Member ("Successor") as applicable (the "Option Notice"). The redemption price for the Involuntary Transferred Units shall be an amount equal to their Redemption Price less the Processing Fee and less all any and all loss, liability, damages, loss and expenses incurred by the Company as a result of or related to the Transfer. In the event the Company has an offset right under this Section 4.26 and exercises the same, then the Company shall notify in Writing the Member, the court and/or Successor, as applicable, of the amount of offset, with reasonable detail and documentation regarding the same, and shall provide the amount of the redemption price as reduced by any offset.

4.26.1 The closing of the redemption of the Involuntary Transferred Units pursuant to this Section 4.26.1 may occur electronically or at the principal place of business of the Company and shall take place within a reasonable amount of time after the Option Notice.

4.26.2 Notwithstanding anything else contained herein to the contrary, the Successor and/or the applicable Member shall merely be an assignee from and after the date of the applicable event causing the Transfer, and such Successor and/or the applicable Member shall thereinafter have no right to vote or exercise rights of a Member hereunder.

4.26.3 In the event that any Successor and/or the applicable Member ("Defaulting Person") shall be required to sell its Involuntary Transfer Units pursuant to this Section 4.26.3, and in the further event that Defaulting Person is unable to, or for any reason does not, deliver such Involuntary Transfer Units and necessary documentation to the Company and the Manager in accordance with the applicable provisions of this Agreement, then the Company may deposit the applicable redemption price for such Involuntary Transfer Units, by certified check with the Company's primary bank, as agent or trustee, or in escrow, for such Defaulting Person, to be held by the bank until withdrawn by such Defaulting Person. Upon the deposit of the redemption price as provided for herein and upon notice in Writing to the Defaulting Person, the Involuntary Transfer Units of such Defaulting Person to be redeemed pursuant to Section 4.26 of this Agreement shall at such time be deemed to have been redeemed by and conveyed to the Company, and such Defaulting Person shall have no further rights thereto, and the Company shall record the redemption in its books and records.

Section 4.27 For Cause Redemption. The Manager has the right to redeem (i.e., purchase) the interest of any Member in the Company, but only for “Cause” or “Good Reason.” The term “Cause” means: (i) A breach by the Member of any of the terms, conditions or obligations of the Member contained in this Operating Agreement, including, without limitation, transferring or obtaining (voluntarily, by operation of law or otherwise) an Interest in the Company without the Manager’s written consent; (ii) Fraud, dishonesty or willful and serious misconduct by the Member with respect to the business or affairs of the Company; (iii) Any misrepresentation by a Member in any subscription for Interests in the Company (including any representation made in the Operating Agreement); (iv) Ongoing and persistent interference with the orderly conduct of the Company’s affairs.

4.27.1       The term “Good Reason” means: (i) Fraud, dishonesty or serious misconduct by the Member, other than with respect to the business or affairs of the Company, which involves an act of moral turpitude or could adversely affect the business, affairs or reputation of the Company; (ii) The Member’s continued ownership of an Interest, in the sole discretion of the Manager, that could interfere with the ownership or operation of any material Company asset or activity, including, without limitation, rendering the Company ineligible for any license, permit, registration, status, concession or benefit; (iii) The Member (1) becoming subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) under the Securities Act, (2) being prohibited from owning an interest in or otherwise affiliated with the Company pursuant to any applicable law, rule, regulation, order or judgment, or (3) the Member otherwise becoming a disreputable person; except that, the foregoing (1) through (3) shall be considered “Cause” if the acts or circumstances giving rise to any of them fall within the definition of “Cause” described above. The redemption of a Member for Cause will not be considered a remedy for breach and will not limit or in any way diminish any right or remedy the Company may have on account of an act constituting Cause. The Interests of all transferees, successors or assignees of a Member (including a permitted transferee) will also be subject to redemption if any transferee, successor or assignee has engaged in any of the acts described in the foregoing definitions of Cause and Good

Reason, or if the assigning or another predecessor Member of the permitted transferee (whether or not a Member) engaged in any of such acts.

4.27.2       The redemption price of a Member’s interest in the Company will be determined with reference to the fair market value of the Company’s assets, which will be reasonably determined by the Manager. In the case of a redemption for Cause, (i) the redemption price will not exceed fifty percent (50%) of the Member’s unreturned capital and (ii) the redemption price will be reduced by all of the Company’s reasonable costs and expenses associated with the redemption, including without limitation attorney’s and other professional fees, filing fees and transfer taxes. In the case of a redemption for Good Reason, the redemption price shall be the fair market value, reduced by all of the Company’s reasonable cost and expenses associated with the redemption, including without limitation attorney’s and other professional fees, filing fees and transfer taxes. In the case of a redemption for Cause, the Redemption Price shall be paid in the form of an unsecured promissory note, without interest, payable to the redeemed Member over a three-year term.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Manager. Subject to the provisions of the Act and any limitations in the Certificate of Formation and this Agreement as to action required to be authorized or approved by the Members, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of the Manager.

5.1.1 Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Manager shall have the following powers:

(A)                       to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with law or with the Certificate of Formation or with this Agreement, as the Manager shall deem to be in the best interests of the Company;

(B)                       to appoint and remove at pleasure the officers, agents, and employees of the Company, prescribe their duties and fix their compensation;

(C)                       to borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company's name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor;

(D)                       to designate an advisory board and/or other committees, to serve at the pleasure of the Manager, and to prescribe the manner in which proceedings of such committees shall be conducted;

(E)                        to acquire real and personal property, arrange financing and enter into contracts; and

(F)                        to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion, or attainment of the business, purposes, or activities of the Company.

Section 5.2 Agency Authority of Manager. The Manager is authorized to sign checks, contracts, and obligations on behalf of the Company.

Section 5.3 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Manager shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company. This section shall not be construed to insulate a Manager from liability in the event its actions are intentional, willful, or fraudulent.

Section 5.4 Standards of Conduct; Modification of Duties. Notwithstanding any other provision of this Agreement or other applicable provision of law whenever in this Agreement or any other agreement contemplated hereby or otherwise, the Manager, in its capacity as the Manager of the Company, is permitted to or required to make a decision, the Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no fiduciary duty or obligation other than the duties of good faith and fair dealing to give any consideration to any interest of or factors affecting the Company or the Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Michigan Act or under any other law, rule or regulation. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the Manager is permitted to or required to make a decision in "good faith" then for purposes of this Agreement, the Manager, or any of their Affiliates that cause them to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is in the best interests of the Company.

5.4.1 Whenever the Manager makes a determination or takes or declines to take any other action, or any of their Affiliates causes them to do so, in their individual capacities as opposed to their capacities as the Manager of the Company, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Manager, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation (other than the duties of good faith and fair dealing to the Company) to any Member or any other Person bound by this Agreement, and the Manager, or such Affiliates causing them to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

5.4.2 Except as expressly set forth in this Agreement, to the fullest extent permitted by law, the Manager shall not have any duties or liabilities other than the duties of good faith and fair dealing to the Company, any Member or any other Person bound by this Agreement or any creditor of the Company, and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the Manager otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Manager.

5.4.3 The Members expressly acknowledge that the Manager is under no obligation to consider the separate interests of the Members (including, without limitation, the tax consequences to Members) in deciding whether to cause the Company to take (or decline to take) any actions, and that the Manager shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Members in connection with such decisions.

5.4.4 The Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties hereto.

5.4.5 The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by them, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that the Manager reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

5.4.6 The Manager shall have the right, in respect of any of their powers or obligations hereunder, to act through any of their duly authorized officers or any duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Manager in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Manager hereunder.

Section 5.5 Number and Qualifications of Manager. There shall be one (1) authorized Manager, however, subject to the provisions of the Act and any limitations in the Certificate of Formation, the authorized number of managers may be changed from time to time upon the affirmative vote of Class B Members holding not less than a majority of each of the Class B votes. The initial Manager is Benchmark Capital Management II, LLC. The Manager may, but need not, be a Member of the Company.

Section 5.6 Election and Removal of the Manager.

5.6.1 The Manager shall be elected by the vote of Members holding not less than a majority of the Class B Interests at any meeting of the Members, or by written consent of Members holding not less than a majority of the Class B Interests pursuant to Section 5.5 of this Agreement. Except as otherwise provided by the Act or the Certificate of Formation, each Manager, including a Manager elected to fill a vacancy, shall hold office until his or her death, Bankruptcy, mental incompetence, resignation, or removal.

5.6.2 Any Manager may be removed, with or without cause, by the votes of Members holding not less than a majority of the Class B Interests represented and voting at a duly held meeting of the Members at which a quorum is present (which Members voting affirmatively also constitute at least a majority of the required quorum), or by written consent of a majority of the Class B Interests pursuant to Section 4.10 of this Agreement.

5.6.3 Any Manager may be removed for Cause upon the vote of a majority of the Percentage Interests of the Class A Members. For purposes of removal of a Manager, “for Cause” shall mean any of the following:

(A)                       Breach or default by a Manager of any material term or obligation under this Operating Agreement that is not waived in writing by a majority of each of the Class A and Class B Members or cured within ten (10) days of notice of the alleged breach or default;

(B)                       The willful and continued failure of a Manager to substantially perform that party’s customary duties (other than due to such party’s death or incapacity due to physical or mental illness), the reckless disregard of the performance of such party’s duties, or the willful engaging by the Manager in gross misconduct, which is materially injurious to the Company, monetarily or otherwise;

(C)                       The inability of a Manager (if an individual) to perform his duties hereunder by reason of illness, or physical or mental incapacity of any kind, for a period of more than sixty (60) days. If disputed by the Manager, the Manager shall submit to a medical examination by a qualified medical doctor selected by the Company to determine the Manager’s ability to perform his duties;

(D)                       A felony conviction or conviction of any felony offense involving moral turpitude, whether as a result of a guilty plea, a plea of nolo contendere, a verdict of guilty; or

(E)                        Making materially false, misleading, or inaccurate statements in connection with the rendering of services as a Manager that results in material financial damage to the Company.

5.6.4 The proposed removal of any Manager other than based upon Section 5.6.3 D shall first be subject to written notice setting forth the alleged basis for the removal. Upon receipt of written notice, the recipient Manager shall have up to thirty (30) days to cure the alleged basis for removal. Any dispute regarding whether the alleged basis has been cured shall be subject to the dispute resolution provisions of Section 19.8. For purposes of Section 5.6, “material” means having a dollar value in excess of Seventy-Five Thousand and 00/100 Dollars ($75,000.00).

Section 5.7 Manager. The name and address of the Manager, to hold office from and after the date of this Agreement until one or more successors are elected and qualified, is as set forth in Exhibit “3” attached hereto and incorporated herein by reference. Such Manager is appointed by the Class B Members signing this Operating Agreement.

Section 5.8 Manager May Engage in Other Activities. The Manager of the Company, either individually or with others, shall have the right to participate in other business ventures of every kind, whether or not such other business ventures compete with the Company. No Manager, acting in the capacity of a Manager, shall be obligated to offer to the Company, the Members, or to any other Manager any opportunity to participate in any such other business venture. Neither the Company nor any Member shall have any right to any income or profit derived from any such other business venture of a Manager.

Section 5.9 Transactions of Manager with the Company. The Manager may lend money to and transact other business with the Company. Subject to other applicable law, such Manager has the same rights and obligations with respect thereto as a Person who is not a Member or Manager.

Section 5.10 Compensation of Manager. As more particularly set forth in subsection 5.10.1 below, the Manager shall be entitled to receive compensation for an asset management fee.

5.10.1 Asset Management Fee. The Company shall pay to the Manager a monthly asset management fee equal to one percent (1.0%) of the then Gross Assets Under Management (the "Asset Management Fee"). For purposes of calculating the Management Fee, Gross Assets Under Management shall be measured as of the last Business Day of each month, and the Management Fee for that month shall be paid on the first Business Day of the subsequent month. After the second Fiscal Year after the Effective Date, the Manager may increase the Asset Management Fee up to one quarter of one percent (.25%) per Fiscal Year, up to a maximum Asset Management Fee of two percent (2%) of the then Gross Assets Under Management.

Section 5.11 Compensation to Affiliate. As more particularly set forth in subsection 5.11.1 through subsection 5.11.6 below, the Manager may use Affiliates to perform the following services and the Affiliates shall be entitled to receive compensation and reimbursements as follows.

5.11.1 Cost Sharing. The Company shall pay to Benchmark Capital Management, LLC a reasonable monthly amount for its utilization of the Benchmark Capital Management, LLC’s office, personnel and equipment, at the discretion of the Manager.

5.11.2 Commissions. The Manager, its affiliates or principals may receive reasonable commissions upon the Company’s purchase or sale of real property.

5.11.3 Organizational Fee. As compensation for the time and effort involved in organizing the Company, the Company shall pay to Benchmark Capital Management, LLC an organization fee in the amount of One Hundred Thousand Dollars ($100,000.00) (the "Organization Fee"). Benchmark Capital Management, LLC shall be paid the Organization Fee upon the Company accepting subscriptions for a total of Ten Thousand (10,000) Units.

5.11.4 Loan Servicing Fee. The Company shall pay to an Affiliate of the Manager, a monthly loan servicing fee ("Loan Servicing Fee") up to one percent (1.0%) per annum (i.e., one-twelfth of one percent per calendar month) of the then outstanding principal balance payable under Financing Receivables held by the Company and serviced by the Affiliate pursuant to its registration as a Mortgage Broker, Lender and Servicer with the State of Michigan under the Michigan Mortgage Brokers, Lenders, and Servicers Licensing Act. The Loan Servicing Fee shall be payable to the Affiliate in the ordinary course consistent with industry standards. The Affiliate may impose a reasonable surcharge to the Loan Servicing Fee for loans in a state of default that require significant additional attention.

5.11.5          Property Management Fee. An affiliate of the Manager, may provide property management services for any real estate owned or managed by the Company ("Managed Real Estate"), in which event the Company shall pay the affiliate a monthly fee ("Property Management Fee") equal to the greater of six percent (6%) of the monthly gross rental payable under the terms of the applicable leases for such Managed Real Estate or market rate, provided, however, that the affiliate may be paid a greater amount if the same is reasonable and not in excess of the customary real estate property management fee which would be paid to an independent third party in connection with the management of such real estate. The Property Management Fee shall be payable in the ordinary course consistent with industry standards within the geographic community in which the Managed Real Estate is located.

5.11.6          Construction Management Fee. In the event the Manager or an affiliate of the Manager shall provide general contractor and/or construction management services for any Managed Real Estate, then the Company shall pay to the Manager or its affiliate a fee ("Construction Fee") equal to the greater of eight percent (8%) of the budgeted construction and improvements costs for each such construction project or market rate. The Manager shall provide the Company with a written budget for each such project with reasonable and customary itemization of costs. The Construction Fee shall be paid within thirty (30) days of the completion of the applicable construction project.

5.11.7          Reimbursements. The West Michigan Private Capital Fund I, LLC shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses for the formation of the Company.

Section 5.12 Insufficient Funds. In the Event there are insufficient Company Funds to pay the Manager any Management Fee then due, the Manager in its sole discretion may cause such Management Fee to be accrued and paid at such time(s) as the Company has sufficient funds or upon the liquidation of the Company. Any unpaid Management Fee shall be an accrued liability of the Company.

Section 5.13 Placement Fee. The Manager may, in its sole discretion, pay up to eight percent (8.0%) of Gross Proceeds to Financial Advisors (the “Placement Fee”). For purposes of this Section, a Financial Advisor is a licensed attorney in connection with his/her representation of an investing client, a licensed Investment Advisor under the Investment Advisor Act of 1940, as amended, or a licensed securities broker or agent holding licenses from FINRA and the Securities and Exchange Commission.

Section 5.14 Representative. For taxable years beginning after December 31, 2021 (or any earlier year, if the Manager, so elects), the Manager shall designate a Company representative (in such capacity, the “Company Representative”) to act under Section 6223 of the Code as amended by the Bipartisan Budget Act of 2015 (or any successor thereto) (the “2015 Act”) and in any similar capacity under state, local or non-U.S. law, as applicable. The Company Representative may be removed and replaced by the Manager at any time in its sole discretion. Notwithstanding anything else to the contrary in this Agreement, the Company Representative shall apply the provisions of subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto), or similar provisions of state, local or non-U.S. tax law, with respect to any audit, imputed underpayment, other adjustment, or any such decision or action by the Internal Revenue Service (or other tax authority) with respect to the Company or the Members for such taxable years, in the manner determined by the Company Representative with the approval of the Manager.

5.14.1       The Members shall have no claim against the Company or Company Representative for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Company in order to comply with the rules under subchapter C of Chapter 63 of the Code, as amended by the 2015 Act (or any successor rules thereto) or similar provisions of state, local or non-U.S. law.

5.14.2       The Company Representative shall keep the Members informed of any inquiries, audits, other proceedings, or tax deficiencies assessed or proposed to be assessed (of which the Company Representative is actually aware) by any taxing authority against the Company or the Members.

5.14.3       So long as the Company satisfies the provisions of Sections 6221(b)(1)(B) through (D) of the Code, the Company Representative, with the approval of the Manager, may cause the Company to make the election set forth in Section 6221(b)(1) of the Code so that the provisions of Subchapter C of Chapter 63 of the Code shall not apply to the Company. If such election is made the Company Representative shall provide the proper notice to each Member in accordance with Section 6221(b)(1)(E).

5.14.4       Provided the election described in Section 5.14.3 above is not in effect, in the case of any adjustment by the IRS in the amount of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof (“IRS Adjustment”), the Company Representative shall respond to such IRS Adjustment in accordance with either Section 5.14.5 or Section 5.14.6.

5.14.5       In accordance with section 6225 of the Code as enacted under the 2015 Act, the Company Representative may cause the Company to pay an imputed underpayment as calculated under section 6225(b) of the Code with respect to the IRS Adjustment, including interest and penalties (“Imputed Tax Underpayment”) in the Adjustment Year. The Company Representative shall use commercially reasonable efforts to pursue available procedures to reduce any Imputed Tax Underpayment on account of any Member’s tax status. Each Member agrees to amend its U.S. federal income tax return(s) to include (or reduce) its allocable share of the Company’s income (or losses) resulting from an IRS Adjustment and pay any tax due with such return as required under Section 6225(c)(2) of the Code, even if an Imputed Tax Underpayment liability of the Company or IRS Adjustment occurs after the Member’s withdrawal from the Company. The Company Representative may elect at his/its sole discretion to follow and implement the Centralized Partnership Audit Regulations and thereby address any tax issues at the Company level.

5.14.6       Alternatively, the Company Representative may elect under section 6226 of the Code as implemented under the 2015 Act to cause the Company to issue adjusted Internal Revenue Service Schedules “K-1” (or such other form as applicable) reflecting a Member’s shares of any IRS Adjustment for the Adjustment Year.

5.14.7        Each Member does hereby agree to indemnify and hold harmless the Company, Manager, and Company Representative from and against any liability with respect to the Member’s proportionate share of any Imputed Tax Underpayment or other IRS Adjustment resulting in liability of the Company, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Manager, including the Manager’s reasonable discretion to consider each Member’s interest in the Company in the Reviewed Year and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

5.14.8 Each Member does hereby agree to indemnify and hold harmless the Company, the Manager and Company Representative from and against any liability with respect to the Member’s proportionate share of any item of income, gain, loss, deduction, or credit of the Company or any Member’s distributive share thereof reported on an adjusted Internal Revenue Service Schedule K-1 received by the Company with respect to any entity in which the Company holds an ownership interest and which results in liability of the Company, regardless of whether such Member is a Member in the Company in an Adjustment Year, with such proportionate share as reasonably determined by the Manager, including the Manager’ reasonable discretion to consider each Member’s interest in the Company in the Reviewed Year and a Member’s timely provision of information necessary to reduce the amount of Imputed Tax Underpayment set forth in section 6225(c) of the Code. This obligation shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

5.14.9       “Adjustment Year” means: (1) in the case of an adjustment pursuant to the decision of a court, the Company’s taxable year in which the decision becomes final; (2) in the case of an administrative adjustment request, the Company’s taxable year in which the administrative adjustment is made; or (3) in any other case, the Company’s taxable year in which the notice of final Company adjustment is mailed.

ARTICLE 6

MEETINGS OF MANAGER

Section 6.1 Place of Meetings. Meetings of the Manager shall be held at any place within or without the State of Michigan that has been designated from time to time by the Manager.

Section 6.2 Action by Manager Without a Meeting. Any action required or permitted to be taken by the Manager may be taken without a meeting by the Manager.

ARTICLE 7

OFFICERS

Section 7.1 General. Subject to the provisions of the Act and the Certificate of Formation, the Manager may determine from time to time to appoint one or more individuals as officers of the Company. Every officer must be at least 18 years of age. An officer need not be a Member or Manager of the Company, and any number of offices may be held by the same person. The Manager shall determine the nature and extent of the duties to be performed by any officer, which shall be reduced to writing. Officers may include a President, a Secretary, a Treasurer, one or more Vice-presidents and such other officers as may be designated from time to time by the Manager.

Section 7.2 Appointment and Removal. The officers shall be appointed by the Manager. Each officer, including an officer elected to fill a vacancy, shall hold office at the pleasure of the Manager until his or her successor is elected, except as otherwise provided by the Act. Any officer may be removed, with or without cause by the Manager.

ARTICLE 8

CAPITAL CONTRIBUTIONS

Section 8.1 Initial Capital Contributions.

8.1.1 Each Member shall make or has made the Capital Contribution to the Company in cash as set forth in Exhibit “1”. The Manager shall have the discretion as to the date at which the subscriptions for classes of Interests shall be closed.

8.1.2 Upon the date of admission of a new Member in accordance with Section 11.2, each new Member shall make a Capital Contribution to the Company in such amount and in such form as the Manager shall accept.

8.1.3 Upon receipt of each such Capital Contribution the Company shall credit each Member's Capital Account with the amount of such Member's Capital Contribution as shown in Exhibit “1”, as amended from time to time.

Section 8.2 Additional Capital Contributions.

8.2.1 No Class A Member shall be obligated to contribute additional capital to the Company. No Class A Member shall be permitted or authorized to make any additional Capital Contributions without the prior approval of the Manager. Additional Capital Contributions may be necessary to accomplish the purposes and objectives of the Company. Additional Capital Contributions may be made by the Class A Members when determined necessary, from time to time, in the amounts and representing such Percentage Interest and within the time determined by the approval of the Manager. Such additional Capital Contributions shall be payable in proportion to each Class A Member’s Percentage Interest. If the then current Class A Members are unable or unwilling to meet the demand for Additional Capital Contributions, the Class A Members acknowledge that new Members may be added at the time additional capital is required on terms no more favorable than was offered to the existing Class A Members. The Class A Members acknowledge that their Membership Interests may change (including being diluted) from time to time as a result of adding new Members to obtain Additional Capital Contributions. In the event that one or more Class A Members is unable or unwilling to contribute Additional Capital, then the Manager(s) may amend this Agreement to admit new Members on terms no more favorable than was offered to the existing Members. However, this Section is not for the benefit of any creditors of the Company. No creditor of the Company may obtain any right under this paragraph to make any claim that a Class A Member is obligated to contribute capital to the Company for the purpose of satisfying the Company’s creditors.

8.2.2 Such Class A Member or Members making Additional Capital Contributions shall receive a Capital Account credit for each such additional Capital Contribution at the time and in the amount that such contribution is made and the related Percentage Interests, and Exhibits “1” and “2” shall be adjusted accordingly as to the capital contributed and the related Percentage Interests for all Members.

Section 8.3 Withdrawal or Reduction of Capital Contributions.

8.3.1 Except as expressly provided in this Agreement, no Member shall have the right to withdraw from the Company all or any part of his or its Capital Contribution prior to the dissolution and winding up of the Company.

8.3.2 Without limiting the generality of Subsection 8.3.1, no Member shall receive any part of his or its Capital Contribution upon the dissolution of the Company until:

(A)                       all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them; or

(B)       the Certificate of Formation or this Agreement is canceled or so amended as to permit the withdrawal or reduction of Capital Contributions by Members.

8.3.3 A Member, irrespective of the nature of his or its Capital Contribution, shall only have the right to demand and receive cash in return for his or its Capital Contribution.

Section 8.4 No Interest Payable on Capital Contributions. No interest shall be payable on or with respect to the Capital Contributions or Capital Accounts of Members.

Section 8.5 Capital Accounts.

8.5.1 A single Capital Account shall be maintained for each Member (regardless of the class of Interests owned by such Member and regardless of the time or manner in which such Interests were acquired) in accordance with the capital accounting rules of Section 704(b) of the Code, and the regulations thereunder (including without limitation Section 1.704-1(b)(2)(iv) of the Income Tax Regulations). In general, under such rules, a Member's Capital Account shall be:

(A)                       increased by (i) the amount of money contributed by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with distribution of Company property), (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that under Section 752 of the Code the Company is considered to assume or take subject to), and (iii) allocations to the Member of Company income and gain (or item thereof), including income and gain exempt from tax; and

(B)                       decreased by (i) the amount of money distributed to the Member by the Company (including the amount of such Member's individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (ii) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that under Section 752 of the Code such Member is considered to assume or take subject to), (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (iv) allocations to the Member of Company loss and deduction (or item thereof).

8.5.2 Where Section 704(c) of the Code applies to Company property or where Company property is revalued pursuant to paragraph (b)(2)(iv)(t) of Section 1.704-1 of the Income Tax Regulations, each Member's Capital Account shall be adjusted in accordance with paragraph (b)(2)(iv)(g) of Section 1.704-1 of the Income Tax Regulations as to allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

8.5.3 When Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking into account Section 7701(g) of the Code) on the date of distribution.

8.5.4 The Members shall direct the Company's accountants to make all necessary adjustments in each Member's Capital Account as required by the capital accounting rules of Section 704(b) of the Code and the regulations thereunder.

ARTICLE 9

ALLOCATION OF PROFITS AND LOSSES; TAX AND ACCOUNTING MATTERS

Section 9.1 Allocations. Each Member's distributive share of income, gain, loss, deduction, or credit (or items thereof) of the Company as shown on the annual federal income tax return prepared by the Company's accountants or as finally determined by the United States Internal Revenue Service or the courts, and as modified by the capital accounting rules of Section 704(b) of the Code and the Income Tax Regulations thereunder, as implemented by Section 8.5 hereof, as applicable, shall be determined as follows:

9.1.1 Allocations. Except as otherwise provided in this Section 9.1:

(A)                       items of income, gain, loss, deduction or credit (or items thereof) shall be allocated among the Members in proportion to their Percentage Interests as set forth in Exhibit “2”, if any, except that items of loss or deduction allocated to any Member pursuant to this Section 9.1 with respect to any taxable year shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have a deficit balance in his or its Capital Account at the end of such year, computed in accordance with the rules of paragraph (b)(2)(ii)( d) of Section 1.704-1 of the Income Tax Regulations. Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence shall be allocated as follows and in the following order of priority:

(1)                             first, to those Members who would not be subject to such limitation, in proportion to their Percentage Interests; and

(2)                             second, any remaining amount to the Members in the manner required by the Code and Income Tax Regulations.

Subject to the provisions of Subsection 9.1.2 through Subsection 9.1.11, inclusive, of this Agreement, the items specified in this Section 9.1 shall be allocated to the Members as necessary to eliminate any deficit Capital Account balances.

9.1.2 Allocations With Respect to Property. Solely for tax purposes, in determining each Member's allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where the Company's property is revalued pursuant to paragraph (b)(2)(iv)(f) of Section 1.704-1 of the Income Tax Regulations, shall be allocated to the Members in the manner (as to revaluations, in the same manner as) provided in Section 704(c) of the Code. The allocation shall take into account, to the full extent required or permitted by the Code, the difference between the adjusted basis of the property to the Member contributing it (or, with respect to property which has been revalued, the adjusted basis of the property to the Company) and the fair market value of the property determined by the Members at the time of its contribution or revaluation, as the case may be.

9.1.3 Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Section 9.1, if there is a net decrease in Company Minimum Gain or Company Nonrecourse Debt Minimum Gain (as such terms are defined in Sections 1.704-2(b) and 1.704-2(i)(2) of the Income Tax Regulations, but substituting the term "Company" for the term "Partnership" as the context requires) during a Company taxable year, then each Member shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in the manner provided in Section 1.704-2 of the Income Tax Regulations. This provision is intended to be a "minimum gain chargeback" within the meaning of Sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

9.1.4 Qualified Income Offset. Subject to the provisions of Subsection 9.1.3, but otherwise notwithstanding anything to the contrary in this Section 9.1, if any Member's Capital Account has a deficit balance in excess of such Member's obligation to restore his or its Capital Account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of Section 1.704-1 of the Income Tax Regulations, then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a "qualified income offset" within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

9.1.5 Depreciation Recapture. Subject to the provisions of Section 704(c) of the Code and Subsection 9.1.2, Subsection 9.1.3, and Subsection 9.1.4, inclusive, of this Agreement, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Company property, which is subject to depreciation recapture, shall be allocated to the Member who was entitled to deduct such depreciation.

9.1.6 Loans. If and to the extent any Member is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting deduction of the Company shall be allocated to the Member who is charged with the income. Subject to the provisions of Section 704(c) of the Code and Subsection 9.1.2, Subsection 9.1.3, and Subsection 9.1.4, inclusive, of this Agreement, if and to the extent the Company is deemed to recognize income as a result of any loans pursuant to the rules of Sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, such income shall be allocated to the Member who is entitled to any corresponding resulting deduction.

9.1.7 Tax Credits. Tax credits shall generally be allocated according to Section 1.704-1(b)(4)(ii) of the Income Tax Regulations or as otherwise provided by law. Investment tax credits with respect to any property shall be allocated to the Members pro rata in accordance with the manner in which Company profits are allocated to the Members under Subsection 9.1.1 hereof, as of the time such property is placed in service. Recapture of any investment tax credit required by Section 47 of the Code shall be allocated to the Members in the same proportion in which such investment tax credit was allocated.

9.1.8 Change of Pro Rata Interests. Except as provided in Subsection 9.1.6 and Subsection 9.1.7 hereof or as otherwise required by law, if the proportionate interests of the Members of the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Members in the manner in which such items are allocated as provided in section 9.1.1 during each such portion of the taxable year in question.

9.1.9 Effect of Special Allocations on Subsequent Allocations. Any special allocation of income or gain pursuant to Subsection 9.1.3 or Subsection 9.1.4 hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 9.1 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 9.1 if such special allocations of income or gain under Subsection 9.1.3 or Subsection 9.1.4 hereof had not occurred.

9.1.10 Nonrecourse and Recourse Debt. Items of deduction and loss attributable to Member nonrecourse debt within the meaning of Section 1.7042(b)(4) of the Income Tax Regulations shall be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with Section 1704-2(i)(l) of the Income Tax Regulations. Items of deduction and loss attributable to recourse liabilities of the Company, within the meaning of Section 1.752-2 of the Income Tax Regulations, shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss for such liabilities.

9.1.11 State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 9.1.

Section 9.2 Accounting Matters. The Manager shall cause to maintain complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and using such cash, accrual, or hybrid method of accounting as in the judgment of the Manager, as the case may be, is most appropriate; provided, however, that books and records with respect to the Company's Capital Accounts and allocations of income, gain, loss, deduction or credit (or item thereof) shall be kept under U.S. federal income tax accounting principles as applied to partnerships.

Section 9.3 Tax Status and Returns.

9.3.1 Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company may be subject to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

9.3.2 The Manager shall prepare or cause to be prepared all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority and shall make timely filing thereof. The Manager shall exercise commercially reasonable efforts, to prepare or cause to be prepared and delivered to each Member within ninety (90) days after the end of each calendar year a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare his or its federal, state, and local income tax returns in accordance with applicable law then prevailing. Nonetheless, neither the Manager nor the Company shall be liable to any Member for failing to complete and deliver such tax information within said ninety (90) days and each Member acknowledges that they may have to file for an extension of time to file their personal tax returns.

ARTICLE 10

DISTRIBUTIONS

Section 10.1 Distributions of Distributable Cash. Distributions of Distributable Cash, if any, shall be distributed quarterly, within forty-five (45) days after the end of each calendar quarter. All distributions of Distributable Cash, if any, shall be distributed as follows: (i) eighty-five percent (85%) to the Class A Interests issued and outstanding, pro rata, and the balance to the Class B Members, pro rata. Notwithstanding the foregoing, the Manager at its discretion may delay or defer any distributions.

Section 10.2 Form of Distributions.

10.2.1 No Member, regardless of the nature of the Member's Capital Contribution, has any right to demand and receive any distribution from the Company in any form other than money in the form of US currency. No Member may be compelled to accept from the Company a distribution of any asset in kind.

10.2.2 Without limiting the generality of Subsection 10.2.1, the Manager may, with the consent of the Member receiving the distribution and other Members holding not less than a majority of the Percentage Interests of all classes voting together as single class, distribute specific property or assets of the Company to one or more Members.

Section 10.3 Restriction on Distributions.

10.3.1 No distribution shall be made if, after giving effect to the distribution:

(A)                       The Company would not be able to pay its debts as they become due in the usual course of business; or

(B)                       The Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

10.3.2 The Manager may base a determination that a distribution is not prohibited on any of the following:

(A)                       financial statements prepared on the basis of GAAP accounting practices and principles;

(B)                       A fair valuation; or

(C)                       Any other method that is reasonable in the circumstances.

The effect of a distribution is to be measured as of the date the distribution is authorized if the payment is to occur within one hundred twenty (120) days after the date of authorization, or the date payment is made if it is to occur more than one hundred twenty (120) days after the date of authorization.

Section 10.4 Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

Section 10.5 Withholding from Distributions. To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

Section 10.6 754 Election. In the event of a distribution of property to a Member, the death of an individual Member or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company may, in the discretion of the Manager upon the written request of the transferor or transferee, file a timely election under Section 754 of the Code and the Income Tax Regulations thereunder to adjust the basis of the Company's assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable provisions of state and local law, and the person making such request shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys' and accountants' fees.

ARTICLE 11

TRANSFER OF INTERESTS; ADMISSION OF MEMBERS

Section 11.1 Transfer of Interests. Interests may be transferred, sold, conveyed, or assigned by Members after nine (9) months from the date of purchase, provided that any such transfer, sale or assignment is in compliance with all applicable federal and state laws and regulations. The Company may require an opinion of legal counsel satisfactory to the Company in connection with any transfer, sale, or assignment.

Section 11.2 Admission of New Members.

11.2.1 No Person shall be admitted as a Member of the Company by assignment or sale of a Member’s Interest to a person not already a Member unless the Manager shall have voted to approve the admission of such Person as a new Member.

11.2.2 No person shall be admitted to the Company as a new Member contributing new capital without the approval of the Manager and in compliance with Section 8.2.1. The new Member shall pay in his or its Capital Contribution in accordance with Subsection 8.1.2, the Company shall establish a Capital Account which shall be credited with the Capital Contribution of the new Member, and Exhibits “1” and “2” shall be adjusted to reflect the new Percentage Interests and Capital Accounts of the Members.

ARTICLE 12

ACCOUNTING, RECORDS, REPORTING TO AND BY MEMBERS

Section 12.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the generally accepted accounting principles as established by the Financial Accounting Standards Board from time to time (GAAP). The books and records of the Company shall reflect all the Company's transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

12.1.1 A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Accounts, and Percentage Interests of each Member or Assignee;

12.1.2 A current list of the full name and business or residence address of the Manager;

12.1.3 A copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

12.1.4 Copies of the Company's U.S. federal, state and local income tax or information returns and reports, if any, and any tax returns or reports filed by or on behalf of the Company in any other jurisdiction, for the six (6) most recent taxable years;

12.1.5 A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

12.1.6 Copies of the financial statements of the Company, if any, for the six (6) most recent fiscal years;

12.1.7 Copies of all Company contracts; and

12.1.8 The accounting records of the company, including, without limitation, checks, cancelled checks, bank statements, ledgers, invoices, and similar records.

Section 12.2 Delivery to Members and Inspection.

12.2.1 Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the Manager shall promptly deliver to the requesting Member, at the expense of the Member, a copy of the information required to be maintained under Subsection 12.1.1, Subsection 12.1.2 and Subsection 12.1.4, and a copy of this Agreement.

12.2.2 Each Member and Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Manager, to:

(A)                       inspect and copy during normal business hours any of the Company records described in Subsection 12.1.1 through Subsection 12.1.8, inclusive, of this Agreement; and

(B)                       obtain from the Manager, promptly after their becoming available, a copy of the Company's U.S. federal, state and local income tax or information returns and reports and any tax returns and reports filed in any other jurisdiction for each fiscal year of the Company.

12.2.3 The Manager shall be responsible for the preparation of financial reports of the Company and for the coordination of financial matters of the Company with the Company's accountants. Annual compiled financial statements shall be prepared that include a statement showing any item of income, gain, deduction, credit, or loss allocable for U.S. federal income tax purposes pursuant to the terms of this Agreement.

12.2.4 Any inspection or copying by a Member under this Section 12.2 may be made by that Person or that Person's agent or attorney.

Section 12.3 Filings. The Manager, at the Company’s expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to or restatements of the Certificate of Formation and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

Section 12.4 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person. In the event the Company is unable to obtain bank accounts, the funds of the Company may be held as determined by the Manager.

Section 12.5 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for U.S. federal income tax purposes or for purposes of any other jurisdiction in which the Company does business or is required to file tax returns or reports under applicable law.

ARTICLE 13

DISSOLUTION AND LIQUIDATION

Section 13.1 Dissolution. Subject to the provisions of the Act or the Certificate of Formation, the Company shall be dissolved and its affairs wound up upon the first to occur of the following:

13.1.1 At the time specified in the Certificate of Formation, or upon the expiration of the term specified in Section 2.3 of this Agreement; or

13.1.2 The written consent of Members holding a majority of the Percentage Interests of all classes voting together as a single class; or

13.1.3 Upon the sale of substantially all of the assets of the Company.

Section 13.2 Liquidation.

13.2.1 Upon the occurrence of any of the events of dissolution as set forth in Section 13.1 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Manager or Liquidating Trustee appointed by the Manager, or if there be no Manager then in office by the Members (by a vote of Members holding not less than a majority of the Percentage Interests of all classes voting together as a single class), shall appoint a Liquidating Trustee (who may, but need not, be a Member) who shall have sole authority and control over the winding up and liquidation of the Company's business and affairs and shall diligently pursue the winding up and liquidation of the Company in accordance with the Act. As soon as practicable after his or her appointment, the Liquidating Trustee shall cause to be filed a statement of intent to dissolve as required by the Act.

13.2.2 During the course of liquidation, the Members shall continue to share profits and losses as provided in Section 10.1 of this Agreement, but the Manager shall have sole discretion with respect to cash distributions to the Members until the Distribution Date (as defined in Section 13.3).

Section 13.3 Liabilities. Liquidation shall continue until the Company's affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible Persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the Manager or Liquidating Trustee has determined that there can be a final accounting, the Manager or Liquidating Trustee shall establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in Section 1.704-1(b)(2)(ii)(g) of the Income Tax Regulations, or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the "Distribution Date"). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 13.5 hereof not later than the Distribution Date.

Section 13.4 Dissolution and Termination. Upon dissolution and termination, the Manager or Liquidating Trustee, as the case may be, shall wind up the affairs of the Company, shall sell all the Company assets as promptly as consistent with obtaining, insofar as possible, the fair value thereof after paying all liabilities, including all costs of dissolution. The proceeds from the liquidation of the assets of the Company and collection of the receivables of the Company, together with the assets distributed in kind, to the extent sufficient therefore, shall be applied and distributed in the following descending order of priority:

13.4.1 to the payment and discharge of all of the Company's debts and liabilities and the expenses of the Company including liquidation expenses;

13.4.2 to the creation of any reserves which the Manager and Liquidating Trustee deems necessary for any contingent or unforeseen liabilities or obligations of the Company;

13.4.3 to the payment and discharge of all of the Company's debts and liabilities owing to Members, but if the amount available for payment is insufficient, then pro rata in proportion to the amount of the Company debts and liabilities owing to each Member;

13.4.4 to all the Members in the proportion of their respective positive Capital Accounts, as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Income Tax Regulations § 1.704-I(b), such adjustments to be made within the time specified in such Income Tax Regulations; and

13.4.5 to the Members in proportion to their Percentage Interests as set forth in Exhibit “2”.

Section 13.5 Certificate of Cancellation. Upon dissolution and liquidation of the Company, the Manager or Liquidating Trustee as the case may be, shall cause to be executed and filed with the Secretary of State of the State of Delaware, a certificate of cancellation in accordance with the Act.

ARTICLE 14

INDEMNIFICATION

Section 14.1 Indemnification: Proceeding Other than by Company. The Company may, but is not obligated to, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he or she is or was a Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, Member, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust or other enterprise, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Section 14.2 Indemnification: Proceeding by Company. The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Manager, Member, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 14.3 Mandatory Indemnification. To the extent that a Manager, Member, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 14.1 and Section 14.2, or in defense of any claim, issue, or matter therein, he or she must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

Section 14.4 Authorization of Indemnification. Any indemnification under Sections 14.1 and Section 14.2, unless ordered by a court or advanced pursuant to Section 14.5, may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, employee, or agent is proper in the circumstances. The determination must be made by a majority of the Class B Members if the person seeking indemnity is not a Class B Member or by independent legal counsel selected by the Manager in a written opinion.

Section 14.5 Mandatory Advancement of Expenses. The expenses of the Manager, Members, and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager, Member or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this Section 14.5 do not affect any rights to advancement of expenses to which personnel of the Company other than the Manager, Members, or officers may be entitled under any contract or otherwise.

Section 14.6 Effect and Continuation. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Section 14.1 through Section 14.5, inclusive:

14.6.1 Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Certificate of Formation or any limited liability company agreement, vote of Members or disinterested Manager, if any, or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 14.2 or for the advancement of expenses made pursuant to Section 14.5, may not be made to or on behalf of any Member, Manager or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, breach of fiduciary duty, fraud or a knowing violation of the law and was material to the cause of action.

14.6.2 Continues for a person who has ceased to be a Member, Manager, officer, employee, or agent and inures to the benefit of his or her heirs, executors and administrators.

Section 14.7 Notice of Indemnification and Advancement. Any indemnification of, or advancement of expenses to, a Manager, Member, officer, employee, or agent of the Company in accordance with this Article 14, if arising out of a proceeding by or on behalf of the Company, shall be reported promptly in writing to the Members.

Section 14.8 Repeal or Modification. Any repeal or modification of this Article 14 by the Members of the Company shall not adversely affect any right of a Manager, Member, officer, employee, or agent of the Company existing hereunder at the time of such repeal or modification.

ARTICLE 15

SEAL

Section 15.1 Seal. The Manager or, if no Manager shall have been elected, the Members may adopt a seal of the Company in such form as the Manager or the Members, as the case may be, shall decide.

ARTICLE 16

INVESTMENT REPRESENTATIONS

Each Member, by his or its execution of this Agreement, hereby represents and warrants:

Section 16.1 Experience. By reason of his or its business or financial experience, or by reason of the business or financial experience of his or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, such Member is capable of evaluating the risks and merits of an investment in the Company and of protecting his or its own interests in connection with this investment.

Section 16.2 Investment Intent. Such Member is acquiring the Interest for investment purposes for his or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Interest.

Section 16.3 Economic Risk. Such Member is financially able to bear the economic risk of his or its investment in the Company, including the total loss thereof.

Section 16.4 No Obligation to Register. Such Member acknowledges and agrees that the Company and the Manager are under no obligation to register or qualify the Interests under the Securities Exchange Act of 1933, as amended or under any state securities law or under the laws of any other jurisdiction, or to assist such Member in complying with any exemption from registration and qualification.

Section 16.5 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting Article 11 of this Agreement, such Member will not make any disposition of all or any part of the Interests which will result in the violation by such Member or by the Company of the Securities Act or any other applicable securities laws. Without limiting the foregoing, each Member agrees not to make any disposition of all or any part of the Interests unless and until:

16.5.1 there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

16.5.2 such Member has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Manager, such Member has furnished the Company with a written opinion of legal counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law or under the laws of any other jurisdiction.

Section 16.6 Financial Estimate and Projections. That he or it understands that all projections and financial or other materials which he/it may have been furnished are not based on historical operating results, because no reliable results exist, and are based only upon estimates and assumptions which are subject to future conditions and events which are unpredictable, and which may not be relied upon in making an investment decision.

ARTICLE 17

COMPANY LOANS AND GUARANTEES

Section 17.1 General. The provisions contained in this Article 17 set forth the terms and conditions by which the Company may make a loan or guarantee to or for the benefit of any Manager or officer of the Company.

Section 17.2 Members' Approval Required. The Company shall not make any loan of money or property to, or guarantee the obligation of, any Manager of the Company for any purpose not directly related to the business of the Company unless it is approved by a majority vote of by class of the Class A and Class B Members.

Section 17.3 Loans Generally Not to be Secured upon Interests in the Company. The Company shall not make any loan of money or property to, or guarantee the obligation of, any person upon the security of Interests in the Company, unless the loan or guarantee is (i) otherwise adequately secured, or (ii) approved by Members holding not less than fifty percent in interest of each class of Members.

Section 17.4 Advances for Expenses of Manager and Officers. Notwithstanding anything to the contrary contained in Section 17 hereof, the Company may advance money to any Manager or officer of the Company for any expenses reasonably anticipated to be incurred in the performance of the duties of such Manager or officer, provided that in the absence of such advance such Manager or officer would be entitled to be reimbursed for such expenses by this Company or any subsidiary of this Company.

ARTICLE 18

DEFAULTS AND REMEDIES

Section 18.1 Defaults. If a Member materially defaults in the performance of his or its obligations under this Agreement, and (a) such default is not cured within ten (10) days after written notice of such default is given by a Manager or any of the other Members to the defaulting Member for a default that can be cured by the payment of money, or (b) within thirty (30) days after written notice of such default is given by a Manager or any of the other Members to the defaulting Member for any other default, then the non-defaulting Members shall have the rights and remedies described in Section 18.2 hereunder in respect of the default.

Section 18.2 Remedies. If a Member fails to perform his or its obligations under this Agreement, the Company and such other Member shall have the right, in addition to all other rights and remedies provided herein, on behalf of himself or itself, the Company or the Members, to bring the matter to arbitration pursuant to Section 19.10. The award of the arbitrator in such a proceeding may include an order for specific performance by the defaulting Member of his or its obligations under this Agreement, an award for damages for payment of sums due to the Company or to a Member, and/or may result in the defaulting Member’s expulsion. Upon expulsion, a Member shall no longer have any ongoing rights, but shall be entitled to pro rata allocation and distribution of profits, if any, for the year of expulsion.

ARTICLE 19

MISCELLANEOUS

Section 19.1 Entire Agreement. This Agreement, and the Exhibits hereto, constitute the entire agreement among the Members with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No party hereto shall be liable or bound to the other in any manner by any warranties, representations, or covenants with respect to the subject matter hereof except as specifically set forth herein.

Section 19.2 Amendments.

19.2.1 This Agreement may be amended only by the affirmative vote of seventy-five percent (75%) of the percentage Interests of each outstanding class of Members, except clerical or ministerial amendments that may be approved by the Class B Members. All amendments shall be in writing.

19.2.2 The Certificate of Formation may only be amended by the affirmative vote of all the Members. Any such amendment shall be in writing and shall be executed and filed in accordance with the Act.

Section 19.3 No Waiver. No consent or waiver, express or implied, by the Company or a Member to or of any breach or default by any Member in the performance by such Member of his or its obligations under this Agreement shall constitute a consent to or waiver of any similar breach or default by that or any other Member. Failure by the Company or a Member to complain of any act or omission to act by any Member, or to declare such Member in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Member of his or its rights under this Agreement.

Section 19.4 Representation of Shares of Companies or Interests in Other Entities. Any Manager or officers of this Company are authorized to vote, represent, and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other Person, standing in the name of this Company. The authority herein granted to said Manager or officers to vote or represent on behalf of this Company any and all shares held by this Company in any other company or companies, or any interests in any other Person, may be exercised by such Manager in person or by any other person authorized so to do by proxy or power of attorney duly executed by said Manager or officers.

Section 19.5 Inconsistencies. In the event of any inconsistency in the actions taken by any Manager or by the president (or vice president) and secretary (or assistant secretary), the decision or action of a Manager shall prevail over any decision or action of an officer, and the decision or action of the president shall prevail over that of any other officer.

Section 19.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 19.7 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed here from, and the balance of this Agreement shall be enforced in accordance with its terms.

Section 19.8 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law principles.

Section 19.9 Mandatory Mediation. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the clause set forth in Section 19.10 below. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

19.9.1 Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following forty-five (45) days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire.

19.9.2 At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until fifteen (15) days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

Section 19.10 Arbitration. Any party to this Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 19.10 (this “Arbitration Provision”). The arbitration shall be conducted in Kent County, Michigan. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving a Member (or persons claiming through or connected with a Member), on the one hand, and the Company or the Manager, on the other hand, relating to or arising out of this Agreement, any subscription agreement or related documents, any Units, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Subsection 19.10.11 below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counterclaims, cross claims, third-party claims, or otherwise. However, this Arbitration Provision does not apply to claims under the U.S. federal securities laws, but does apply to the Company’s holdings (including the holdings of any subsidiary), the Units, the Company’s ongoing operations and the management of the Company’s investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable. The party initiating arbitration shall do so with JAMS (jamsadr.com). The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply. In any arbitration arising out of or related to this Agreement, requests for documents:

19.10.1 Shall be limited to documents which are directly relevant to significant issues in the case or to the case’s outcome;

19.10.2 Shall be restricted in terms of time frame, subject matter and persons or entities to which the requests pertain; and

19.10.3 Shall not include broad phraseology such as “all documents directly or indirectly related to.” (See JAMS Discovery Protocols; JAMS Arbitration Rule 16.2).

19.10.4 There shall be production of electronic documents only from sources used in the ordinary course of business. Absent a showing of compelling need, no such documents are required to be produced from backup servers, tapes, or other media.

19.10.5 Absent a showing of compelling need, the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the party receiving the e-documents and convenient and economical for the producing party. Absent a showing of compelling need, the parties need not produce metadata, with the exception of header fields for email correspondence.

19.10.6 The description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the dispute.

19.10.7 Where the costs and burdens of e-discovery are disproportionate to the nature of the dispute or to the amount in controversy, or to the relevance of the materials requested, the arbitrator will either deny such requests or order disclosure on condition that the requesting party advance the reasonable cost of production to the other side, subject to the allocation of costs in the final award. (See JAMS Discovery Protocols; JAMS Arbitration Rule 16.2).

19.10.8 In any arbitration arising out of or related to this Agreement, there shall be no interrogatories or requests to admit.

19.10.9 If the Company elects arbitration, the Company shall pay the administrator’s filing costs and administrative fees (other than hearing fees). If a Member elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. The Company shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law requires otherwise, or a Member requests that the Company pay them and the Company agrees to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives a Member the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

19.10.10 Within thirty (30) days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

19.10.11 The Company agrees not to invoke the right to arbitrate an individual Claim that a Member may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

19.10.12 Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two (2) or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not: (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify or fail to enforce this Subsection 19.10.12, and any attempt to do so, whether by rule, policy, and arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Subsection 19.10.12 shall be determined exclusively by a court and not by the administrator or any arbitrator.

19.10.13 This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.

19.10.14 This Arbitration Provision shall survive: (i) suspension, termination, revocation, closure or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Units or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than Subsection 19.10.11 is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative or collective basis, and the limitations on such proceedings in are finally adjudicated pursuant to the last sentence of Subsection 19.10.12 to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.

19.10.15 Each Member acknowledges, understands and agrees that: (a) arbitration is final and binding on the parties; (b) the parties are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited than and potentially different in form and scope from court proceedings; (d) the final award by the arbitrator is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of a ruling by the arbitrators is strictly limited; and (e) the panel of arbitrators may include a minority of persons engaged in the securities industry.

9.10.16 BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS AGREEMENT, MEMBERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

19.10.17 Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT SOLELY BEFORE A JUDGE. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE UNITS OR THE COMPANY, INCLUDING CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS.

Section 19.11 Payment of Legal Fees and Costs. In the event that a Member: (a) initiates or asserts any suit, legal action, claim, counterclaim or proceeding regarding, relating to or arising under this Agreement, the Units or the Company, including claims under the U.S. federal securities laws; and (b) does not, in a judgment on the merits, substantially achieve, in substance and amount, the full remedy sought or the equivalent is reached in settlement, then the Member shall be obligated to reimburse the Company and any parties indemnified by the Company for any and all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees, the costs of investigating a claim and other litigation expenses) that the Company and any parties indemnified by the Company may incur in connection with such Claim.

Section 19.12 Choice of Venue. Any suit, legal action or proceeding involving any dispute or matter regarding, relating to or arising under this Agreement shall be brought solely in the United States District Court for Kent County, Michigan. All parties hereby consent to the exercise of personal jurisdiction, and waive all objections based on improper venue and/or forum non conveniens, in connection with or in relation to any such suit, legal action or proceeding.

Section 19.13 Notices. Unless otherwise provided in this Agreement, any notice or other communication herein required or permitted to be given shall be in writing and shall be given by electronic communication, hand delivery, registered or certified mail, with proper postage prepaid, return receipt requested, or courier service regularly providing proof of delivery, addressed to the party hereto as provided as follows:

all communications intended for the Company shall be sent to and all communications intended for a Member shall be sent to the address of such Member set forth in Exhibit “1” to this Agreement.

For all purposes of this Agreement, a notice or communication will be deemed effective:

(A)                       if delivered by hand or sent by courier, on the day it is delivered unless that day is not a day upon which commercial banks are open for business in the city specified (a "Local Business Day") in the address for notice provided by the recipient, or if delivered after the close of business on a Local Business Day, then on the next succeeding Local Business Day; or

(B)                       if sent by registered or certified mail, on the tenth Local Business Day after the date of mailing.

Section 19.14 Titles and Subtitles. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement.

Section 19.15 Currency. Unless otherwise specified, all currency amounts in this Agreement refer to the lawful currency of the United States of America.

Section 19.16 Partition. Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company's property.

Section 19.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto.

Section 19.18 Preparation of Agreement. This Operating Agreement has been prepared by David G. LeGrand, Esq. (the “Law Firm”), counsel for BENCHMARK REAL ESTATE INVESTMENT FUND, LLC in the course of its representation of it, and:

i.	The Members have been advised by the Law Firm that a conflict of interest exists among the Members’ individual interests; and

ii.	The Members have been advised by the Law Firm to seek the advice of independent counsel; and

iii.	The Members have been represented by independent counsel or have had the opportunity to seek such representation; and

iv.	The Law Firm has not given any advice or made any representations to the Members with respect to the tax consequences of this Agreement; and

v.	The Members have been advised that the terms and provisions of this Agreement may have tax consequences and the Members have been advised by the Law Firm to seek independent counsel with respect thereto; and

vi.	The Members have been represented by independent counsel or have had the opportunity to seek such representation with respect to the tax consequences of this Agreement.

Section 19.19 NO RELIANCE. THE MEMBERS ACKNOWLEDGE THAT NEITHER THE MANAGER NOR ANY PERSON ACTING ON BEHALF OF THE MANAGER HAS MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE UNITS OR ANY SECURITIES OF THE COMPANY, AND THE MEMBERS CONFIRM THAT THEY HAVE NOT BASED THEIR INVESTMENT DECISIONS ON, AND ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES FROM THE MANAGER. NO PERSON ACTING ON BEHALF OF THE MANAGER OR COMPANY IS REPRESENTING OR ACTING ON BEHALF OF ANY MEMBER WITH RESPECT TO ANY MATTER RELATED TO THE COMPANY.

IN WITNESS WHEREOF, BENCHMARK REAL ESTATE INVESTMENT FUND, LLC, through its Manager and the Members hereby execute this Operating Agreement effective as of December 31, 2021.

BENCHMARK REAL ESTATE INVESTMENT FUND, LLC

a Delaware limited liability company

By Benchmark Capital Management II, LLC, its Manager

By Benchmark Capital Management, LLC its Member

By ____________________________

Matthew Fox, Manager

Its Member

Class B Member: JosephArden Enterprises, LLC

By ______________________

Matthew Fox, Member

EXHIBIT “1”

Names, Addresses and Capital Contributions of Members

Class A Members Class A Interests Capital Contributed

Class B Members Class B Interests Capital Contributed

JosephArden Enterprises, LLC 1,000 $1,000.00

3919 Remembrance Rd NW

Suite B

Grand Rapids, MI 49534

EXHIBIT “2”

Percentage Interests

Name of Member Percentage Interest

Class A Member The Percentage Interest of the Class A Members shall be .00000002 percent for each Class A Interest subscribed at $1.00 per Interest for an aggregate eighty-five percent (85%) of the Company.

Class B Member The Percentage Interest of the Class B Members shall be .001 percent for each Class B Interest subscribed at $1.00 per Interest for an aggregate fifteen percent (15%) of the Company.

EXHIBIT “3”

MANAGER

Name Address

Benchmark Capital Management II, LLC 3919 Remembrance Rd NW, Suite B, Grand Rapids, MI 49534